Exhibit 99.1

IXYS Corporation Announces Results for the June 2015 Quarter

Gross Profit Margin Rises in the First Fiscal Quarter

Quarter-Ended June 30, 2015 Highlights:

  Gross profit margin increased to 31.2% of revenues, as compared to 28.4% a year ago.
  Sequential increase in gross profit margin.
  Sequential backlog increase.
  IXYS declared a $0.035 per share dividend.
  Continued cash generation from operations.
  IXYS completed the acquisition of RadioPulse.

LEIDEN, Netherlands & MILPITAS, Calif.--(BUSINESS WIRE)--July 29, 2015--IXYS Corporation (NASDAQ:IXYS), an international power semiconductor and IC company, today announced financial results for its first fiscal quarter ended June 30, 2015.

Net revenues for the quarter were $82.0 million versus $88.1 million for the same period in the prior fiscal year. Net revenues were generally in line quarter-over-quarter, when comparing the June 2015 quarter revenues to the $82.9 million achieved in the March 2015 quarter.

GAAP net income for the quarter ended June 30, 2015 was $3.0 million, or $0.09 per diluted share, compared to the net income of $3.6 million, or $0.11 per diluted share, in the prior year’s quarter.

The June 30, 2015 quarter non-GAAP net income, which excludes the impact of charges for the amortization of acquired intangible assets and stock compensation, was $5.2 million, or $0.16 per diluted share, as compared to non-GAAP net income of $5.8 million, or $0.17 per diluted share, for the same period in the prior fiscal year.

Adjusted EBITDA, which excludes stock-based compensation expense, was $9.7 million for the quarter ended June 30, 2015.

Gross profit for the quarter ended June 30, 2015 was $25.6 million, or 31.2% of net revenues, an increase of 280 basis points as compared to gross profit of $25.0 million, or 28.4% of net revenues, for the same quarter in the prior fiscal year. Sequentially, our gross profit margin increased by 70 basis points over the gross profit margin in the March 2015 quarter.

“We continued actions to improve gross margins, by focusing on higher value-added power semiconductor products in the industrial, telecom, medical, transportation and renewable energy markets. Parallel to that, we also executed on our selective acquisition strategy to add IC products that complement our product portfolio,” noted Dr. Nathan Zommer, Founder and CEO of IXYS. “With the acquisition of RadioPulse, IXYS gained technology, products and customers in the faster-growing lighting and home security markets.”

Cash and cash equivalents totaled $118.2 million at June 30, 2015, after generating $9.4 million in cash from operations during the quarter. Approximately $15 million of cash was deployed to complete the acquisition of the aforementioned RadioPulse, a fabless semiconductor company that provides innovative wireless system-on-a-chip solutions in the ZigBee connectivity for the Internet of Things (IoT) markets.

The company declared a $0.035 quarterly dividend, which was paid on July 7, 2015 to stockholders of record on June 23, 2015. This marks the 11th consecutive quarter of dividends.

“In volatile European and Asian market conditions, customers are not projecting far into the future and therefore are ordering on short lead times. IXYS is well positioned to take advantage of this sales pattern, with the fab manufacturing facilities working to meet tight delivery deadlines,” said Mr. Uzi Sasson, President and Chief Financial Officer of IXYS. “However, there is only modest growth in the semiconductor industry. We expect limited market visibility through the summer, but anticipate our September 2015 quarter revenues to be in line with the revenues of the June 2015 quarter.”

Non-GAAP Information

Included above and within the attached schedules are certain non-GAAP financial figures. During the quarter ended June 30, 2015, the company incurred charges, including those associated with amortization of intangible assets and stock compensation. Adjusting the net income in the June 30, 2015 quarter to exclude the impact of amortization of intangible assets and stock compensation expenses, net of applicable tax at the effective tax rate for the respective periods, results in a financial presentation for the company without the effect of these charges. Similarly, adjusted EBITDA for the June 30, 2015 quarter reflects the exclusion of depreciation and amortization, stock compensation expenses, as well as interest and taxes, and may serve as an indication of the company’s ability to service its debt. Management believes non-GAAP net income, non-GAAP net income per share and adjusted EBITDA are useful measures of operating performance. However, the non-GAAP measures should be considered in addition to, not as a substitute for or superior to, net income and net income per share or other financial measures prepared in accordance with GAAP.

These non-GAAP measures have limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Other companies in our industry may calculate non-GAAP net income, non-GAAP net income per share and adjusted EBITDA differently than we do, limiting their usefulness as comparative measures.

About IXYS Corporation

Since its founding in Silicon Valley, IXYS Corporation has been developing technology-driven products to improve energy conversion efficiency, generate clean energy, improve automation, and provide advanced products for the medical, transportation, telecommunications and consumer industries. IXYS, with its subsidiaries, is a worldwide pioneer in the development of power semiconductors, solid state relays, high voltage integrated circuits (HVIC), and MCUs that are necessary in conserving energy and in reducing the world’s dependence on fossil fuels.

Diminishing natural resources, demand for renewable energy and environmental directives for energy efficiency represent a significant challenge. IXYS’ power semiconductors and mixed-signal integrated circuits (IC) play a vital role in reducing energy costs and consumption by optimizing the energy efficiency of everyday products. IXYS semiconductors are also key to development of new medical devices and systems that provide unique solutions in diagnostics and therapy for the leading medical equipment OEMs worldwide. With an end-customer base of over 3,500 telecommunications, transportation, industrial, medical and consumer companies, IXYS is a worldwide recognized provider of advanced semiconductors.

Additional information may be obtained by visiting IXYS’ website at http://www.ixys.com, or by contacting the company directly.

Safe Harbor Statement

The foregoing press release contains forward-looking statements, including those related to RadioPulse and its acquisition, ordering by customers, manufacturing, growth in the semiconductor market, sales patterns, market visibility and our revenues in the September 2015 quarter. Actual results may vary materially from those contained in the forward-looking statements, due to changes in customer delivery schedules, the cancellation of orders, an unanticipated decline in our business, increased competition, cash flow difficulties, unanticipated technological hurdles, manufacturing challenges, capacity limitations, adverse changes in customer demand, declining economic conditions, increasing product costs or changes in currency exchange rates, among other things. Further information on other factors that could affect IXYS is detailed and included in reports that IXYS has filed with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended March 31, 2015. IXYS undertakes no obligation to publicly release the results of any revisions to these forward-looking statements.

IXYS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30,	March 31,
	2015	2015
ASSETS
Current assets:
Cash and cash equivalents	$118,216	$121,164
Restricted cash	370	266
Accounts receivable, net	41,855	41,042
Inventories, net	83,062	82,005
Prepaid expenses and other current assets	3,590	3,413
Deferred income taxes	7,062	7,077
Total current assets	254,155	254,967
Plant and equipment, net	44,371	42,545
Other assets	67,774	51,463
Deferred income taxes	25,084	24,880

Total assets	$391,384	$373,855

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of capitalized lease obligations	$152	$464
Current portion of notes payable to bank	48,262	45,790
Accounts payable	13,967	12,675
Accrued expenses and other current liabilities	22,983	19,865
Total current liabilities	85,364	78,794
Notes payable, net of current portion	13,553	10,528
Pension liabilities	17,514	17,232
Total liabilities	116,431	106,554

Common stock	382	381
Additional paid-in capital	155,974	152,874
Retained earnings	139,110	137,134
Accumulated other comprehensive loss	(20,513)	(23,088)
Stockholders' equity	274,953	267,301

Total liabilities and stockholders' equity	$391,384	$373,855

IXYS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	June 30,
	2015	2014

Net revenues	$82,047	$88,080
Cost of goods sold	56,445	63,080
Gross profit	25,602	25,000

Operating expenses:
Research, development and engineering	7,683	7,250
Selling, general and administrative	10,636	10,764
Amortization of intangibles	1,579	1,707
Total operating expenses	19,898	19,721
Operating income	5,704	5,279
Other expense, net	(1,057)	(155)

Income before income tax provision	4,647	5,124
Provision for income tax	1,662	1,549
Net income	$2,985	$3,575

Net income per share - basic	$0.09	$0.11

Weighted average shares used in per share calculation - basic	31,746	31,379

Net income per share - diluted	$0.09	$0.11

Weighted average shares used in per share calculation - diluted	32,733	32,075

Reconciliation of net income to Non-GAAP net income (in thousands, unaudited):
	Three Months Ended
	June 30,
	2015	2014

Net income	$2,985	$3,575

Amortization of intangible assets	1,579	1,707
Stock compensation expense	635	475
Non-GAAP net income	$5,199	$5,757

Reconciliation of net income per share, diluted to Non-GAAP net income per share, diluted (unaudited):
	Three Months Ended
	June 30,
	2015	2014

Net income per share, diluted	$0.09	$0.11

Amortization of intangible assets	0.05	0.05
Stock compensation expense	0.02	0.01
Non-GAAP net income per share, diluted	$0.16	$0.17

Weighted average shares used in per share calculation, diluted	32,733	32,075

Adjusted EBITDA (in thousands, unaudited)
	Three Months Ended
	June 30,
	2015	2014
Net income	$2,985	$3,575

Add:
Income tax expense	1,662	1,549
Interest expense	314	410
Depreciation and amortization	3,784	4,809
Stock compensation expense	988	681
Adjusted EBITDA	$9,733	$11,024

CONTACT:
IXYS Corporation
Uzi Sasson, 408-457-9000
President & CFO